EXHIBIT 10.5

                             MANUFACTURING AGREEMENT


         This Manufacturing Agreement ("Agreement"), made as of the date appearing below by and between ANNIE'S HOMEGROWN, INC., a Delaware corporation with a place of business at 180 Second Street, Suite 202, Chelsea, Massachusetts 02150 ("Annie's") and PASTA USA, INC., a Washington corporation with a place of business at East 3405 Bismark Court, Spokane, WA 99207 ("Pasta USA").


                               W I T N E S S E T H

         WHEREAS, Pasta USA wishes to supply to Annie's macaroni and cheese products according to specifications by and for sale by Annie's under "Annie's and "Annie's Homegrown" and in packaging that has a distinctive trade dress and according to future specifications under other brand names in other packaging;

         WHEREAS, Pasta USA represents (I) that it now is selling boxed macaroni and cheese products only under the "Pasta USA Italian Chef" brand name and (ii) that it now sells macaroni and cheese and other products as private label brands for certain third parties and (iii) that it may in the future wish to supply macaroni and cheese and other products as private label brands for third parties; and

         WHEREAS, Pasta USA and Annie's have formed, with equal ownership, a new corporation in the State of Washington known as PASTA PRODUCTS, INC. ("Pasta Products") for the purpose of marketing products, under the "Earth and Life" brand name;

         NOW THEREFORE, Annie's and Pasta USA agree as follows:

         1.       PURCHASE OF PRODUCT.

                  1.1 Minimum Purchase. Annie's agrees to purchase from Pasta USA and Pasta USA agrees to manufacture and provide to the order of Annie's a minimum of twenty-five thousand (25,000) cases of product, including orders for Annie's and any other entity on whose behalf Annie's may act (except PASTA PRODUCTS, INC.), per calendar month beginning with the month of August 1, 1995, averaged per month on the basis of the most recent ninety (90) day period, and maintaining such minimum purchase level for as long as this Agreement is in effect.

                  1.2. Price. The prices for such pasta products shall be as set forth on Schedule "A" attached hereto. Such prices shall be at the cost of raw materials to Pasta USA and includes a portion of Pasta USA's fixed costs with initial disclosure of such cost to Annie's and subsequent disclosure upon any decrease or increase of such costs. Pasta USA may increase such Schedule of prices from time to time, upon at least thirty (30) days prior written notice to Annie's, provided that prices shall remain firm for at least thirty (30) days after the date hereof and after the date of any such price increase.

                  Payment terms require payment in full within thirty (30) days from the date of shipping by Pasta USA from its plant to Annie's. "Shipping" is defined to be the date upon which the products leave Pasta USA's plant. In the event that Annie's does not receive any shipment within seven (7) days (West coast) or fifteen (15) days (East coast), the period for payment shall increase by the number of days the shipping period exceeds seven (7) days (West coast) or fifteen (15) days (East coast).

                  1.3 Product Specifications. Pasta USA agrees to manufacture and package the Annie's products in accordance with the specifications set forth on Schedule "A" and subject to the terms and conditions of this Agreement. The term "product specification" means a written description of the product of Annie's to be manufactured containing a description of the ingredients and seasoning formula or recipe, if any, the desired shape, size, texture, flavor, appearance and other pertinent characteristics of the product, the type of packaging, applicable quality assurance testing procedures and criteria and other information necessary for the manufacture of the product. Said specifications shall be deemed to be confidential information as defined in Section 4 below.

         2. INSURANCE. Pasta USA shall, at its own expense, procure and maintain in force during the term of this Agreement comprehensive general liability insurance, including broad form vendors endorsement and other product liability and contractual liability insurance in form appropriate to insure performance of Past USA's obligations hereunder, in the amount of not less than Two Million Dollars($2,000,000). The foregoing policy of insurance shall name Annie's as an additional insured and shall be cancelable only upon at least thirty (30) days notice to Annie's. Pasta USA shall furnish to Annie's such certificate of the insurance or other evidence of the effectiveness of the policy of insurance as may be requested from time to time.

         3.       NON-COMPETITION.

                  3.1 Pasta USA agrees that it will not compete in the United States, Mexico and Canada with Annie's by specifically developing additional boxed macaroni and cheese products, except for the presently existing Pasta USA products and formulations, namely Italian Chef and Prestige Brand, and the Earth and Life Macaroni & Cheese throughout the period this Agreement is in effect and for a period of twelve (12) months after the effective date of the termination of the Agreement.

                  3.2 Nothing herein shall prohibit or restrict Pasta USA from developing or manufacturing macaroni and cheese products to be sold under private store labels by third parties, provided that Pasta USA does not incorporate any of the package designs, or formulations of Annie's or Pasta Products.

         4.       TRADE SECRETS AND PROPRIETARY INFORMATION.

                  4.1 In connection with this Agreement, Annie's has and will from time to time provide information about its business and disclose to Pasta USA and to Pasta Products, either orally or in writing or by inspection, confidential information as to Annie's business. Such "confidential information" which will be or has been disclosed or provided, as the case may be, may include financial information, business and trade secrets regarding processes, formulae and recipes, Annie's Alfredo, Annie's Wholewheat, Annie's Mild Mexican and such other recipes as may be developed in the future, marketing strategies and customer data, and such other information as may be supplied by Annie's that is not generally ascertainable from public or published information or trade sources. Pasta USA and Pasta Products agrees to retain in confidence, and to require its employees, consultants, professional representatives and agents to retain in confidence, all such confidential information transmitted to it by Annie's, and, further, not to use such confidential information obtained from or provided by Annie's.

                  4.2 In the event that either Past USA or Annie's terminates the Agreement for any reason, Pasta USA shall immediately deliver to Annie's (without retaining copies thereof) any and all documents or other written information obtained from Annie's which Annie's has deemed or deems at the time of termination to be confidential information. The obligations under this Section 4 shall not be effected by the termination of the Agreement.

                  4.3 Pasta USA and Annie's hereby confirm that any information disclosed by Annie's to Pasta USA prior to the execution of this Agreement shall be subject to the terms of this Agreement.

         5.       TRADE DRESS.

                  5.1 Past USA further agrees not to market or distribute any pasta food product under any trade or brand name which incorporates either the word "Annie's or the word "Homegrown" or which otherwise utilized any of the copyright or trademarked material contained on the Annie's packaging.

                  5.2 Pasta USA further agrees not to market or distribute any pasta food product in packaging which contains coloration, lettering, or other graphic design which is similar to that of the packaging materials of the pasta products currently being sold under the trade name "Annie's Homegrown".

         6. MODIFICATION AGREEMENT. Any modification or waiver of any provision of this Agreement must be agreed to in writing signed by both parties.

         7.       TERM; TERMINATION.

                  7.1 Term. The initial term of this Agreement shall commence on April 15, 1995, and shall continue until December 31, 1999 ("Initial Term"). On the expiration of the Initial Term, this Agreement may be renewed by written agreement of the parties. The parties shall, not less than one hundred twenty (120) days before the expiration date of this Agreement, negotiate in good faith concerning the renewal of this Agreement and the terms upon which such renewal might be effected.

                  7.2 Termination by Either Party. Either Annie's or Pasta USA may terminate their relationship without case upon not less than one hundred twenty (120) days written notice to the other.

                  7.3 Termination for Cause. This Agreement may be terminated by either party, effective immediately upon written notice to the other party, in the event that:

                           (i) The other party shall breach any material provision of this Agreement, including Annie's obligations to purchase product and to promptly pay for said product as set forth in Section 1 above, which breach shall be cured within ten (10) days of receipt of the written notice of such breach by the terminating party; or

                           (ii) The other party shall fail to pay any amount due hereunder and such failure shall be cured within ten
                           (10) days of receipt of written notice of such failure from the terminating party; or the other party shall become insolvent, file any bankruptcy petition or proceeding under any federal bankruptcy or insolvency law or otherwise avail itself of any remedy or procedure under federal or state law for relief of debtors, have filed against it any petition under such law which petition is not dismissed within sixty (60) days, adjudicated, a bankrupt, make an assignment for the benefit of its creditors or have a receiver appointed for all or any substantial part of its property.

                  7.4 Annie's Obligations Upon Termination. In the event of a termination hereunder Annie's shall within forty-five (45) days after the effective date of such termination pay for and cause to be shipped at its sole cost all finished goods, raw materials and packaging either manufactured and/or purchased by Pasta USA for Annie's which is sellable by Annie's. Payment to Pasta USA shall be by cashiers check upon receipt of such finished goods, raw materials and packaging.

         8. NOTICES. All notice required hereby or given under this Agreement shall be in writing and shall be served either personally or by certified mail, return receipt requested, postage prepaid, at the address of the parties appearing at the beginning of this Agreement, or at such other address as the parties may from time to time designate to one another in writing, and in the case of Annie's, also to its general counsel, Ronald L. Cheney, Esq. located at 50 Milk

Street, Boston, Massachusetts 02109, or such other attorney as Annie's may from time to time designate to Past USA in writing. In the case of Pasta USA also to its legal counselor, Dennis M. McLaughlin, Suite 1015, Washington Mutual Building, West 601 Main, Spokane, Washington 99201, or such other attorney as Pasta USA may from time to time designate to Annie's in writing.

         9. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof, shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         10. BINDING EFFECT. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Annie's, its successors and assigns including, without limitation, any entity which may acquire all or substantially all of Annie's assets or business, or with or into which Annie's may be merged or consolidated and to the benefit of, and be binding upon, Pasta USA, its successors as assigns.

         11. ASSIGNMENT. The rights and obligations of either party hereunder may not be transferred or assigned without the prior written consent of the other party.

         12. REMEDY FOR BREACH. Both parties recognize that the relationship of Pasta USA and Annie's hereunder is special, unique and of an extraordinary character, and that, in the event of the breach or violation by either party of any term or condition of this Agreement to be performed by it, then, without in any way limiting any other rights, defenses, powers or privileges which the non-defaulting party may then have, the non-defaulting party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enforce the specific performances thereof and/or to enjoin the defaulting party from acting in breach or violation of this Agreement.

         13. ARBITRATION OF DISPUTES. Any dispute or controversy arising out of or in connection with this Agreement shall be finally determined and settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding and judgment of the award may be entered by any court having competent jurisdiction.

         14. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

         16. GOVERNING LAW AND VENUE. This Agreement shall be considered and interpreted by the laws of the State of Washington. Venue shall lie in a jurisdiction that is mutually agreeable to both parties hereto.

         17. CAPTIONS AND HEADINGS. The captions and headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect, or be used as an aid in construing, any of the terms or provisions of this Agreement.

         18.  COUNTERPARTS. This   Agreement   may  be   executed   in  separate
counterparts, each of which taken together will constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement by setting their hand and seal hereto as of the 17th day of May, 1995.



ANNIE'S HOMEGROWN, INC.                          PASTA USA, INC.

By:  /s/ H. Martin                               By:  /s/ R. Clemson
    -----------------------                          ----------------------
Name:  H. Martin                                 Name:  R. Clemson
     ----------------------                            --------------------
Title:   Chairman                                Title:   President
       --------------------                             -------------------

                                  SCHEDULE "A"

                             PRODUCTS SPECIFICATION



1.         PRODUCT NAME:

2.         PASTA INGREDIENTS/FORMULA:

3.         SEASONING INGREDIENTS/FORMULA:

4.         DESCRIPTION OF PRODUCT (Shape, size, texture, etc.):

5.         PACKAGING TYPE:

6.         PRICING (With breakdown of costs of ingredients):






                                  SCHEDULE "A"

                        MACARONI & CHEESE PACKAGING LINE

     ANNIE'S SHELLS & CHEDDAR                       ANNIE'S ALFREDO

                     Original Cost                                Original Cost
                     -------------                                -------------
Carton                   0.0400            Carton                    0.0400
Shipper                  0.0113            Shipper                   0.0113
Cheese                   0.1570            Cheese                    0.1850
Pasta                    0.1031            Pasta                     0.1031
Shrink                   0.0100            Shrink                    0.0100
Labor                    0.0550            Labor                     0.0550
                         ------                                      ------
Total per carton         0.3764            Total per carton          0.4044
Total per case           9.0336            Total per case            9.7056


     ANNIE'S MILD MEXICAN                      NNIE'S W. WHEAT & CHEDDAR

                     Original Cost                               Original Cost
                     -------------                               -------------
Carton                   0.0400            Carton                    0.0400
Shipper                  0.0113            Shipper                   0.0113
Cheese                   0.1570            Cheese                    0.1570
Pasta                    0.1031            Pasta                     0.1850
Shrink                   0.0100            Shrink                    0.0100
Labor                    0.0550            Labor                     0.0550
                         ------                                      ------
Total per carton         0.3764            Total per carton          0.4583
Total per case           9.0336            Total per case           10.9992


Index


Carton - Small  7.25 oz  Macaroni  & Cheese  Box
Shipper -  Corrugated  box for
shipping,  24 cartons per box
Cheese - 1.25 oz packet of cheese  powder
Pouch - paper packet for  pouching  cheese  (when  applicable)
Pasta - Cost of finished pasta product for carton
Shrink - Amount of waste  experienced  during packaging
Pallets - Cost of pallets,  slip sheet,  shrink wrap
Handling Fee - .22 per casefor warehousing and handling
Labor - Cost of labor force to run packaging line.

Not included in original costs was freight for Mid-Amer. cheese costs are .0056 per unit for full truckload or .0112 for LTL
This adds either .1344(cent) per cast Truckload or .2688(cent) per case LTL

371EDF482/2.265478-1